   Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm in the Registration Statement pertaining to the Palomar Medical Technologies, Inc. 2004 Stock Incentive Plan and Warrants to Purchase Common Stock of Palomar Medical Technologies, Inc. and to the incorporation by reference therein of our report dated January 30, 2004, with respect to the consolidated financial statements of Palomar Medical Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/   Ernst & Young LLP

May 20, 2004
Boston, Massachusetts